Exhibit 99.1


FOR IMMEDIATE RELEASE

  CHINA HOUSING & LAND DEVELOPMENT REGRETFULLY ACCEPTS DIRECTOR'S RESIGNATION


Xi'an, China - October 10, 2008 - China Housing & Land Development, Inc., (NASDAQ: CHLN) today announced it has accepted the resignation of Mr. Edward Meng as a director of the company for personal reasons. Mr. Meng had served as an independent director and chair of the company's audit committee since October 10, 2007.

Mr. Meng has no disagreement with the Company on its accounting or financial reporting. The Company is in search for a replacement director.

Mr. William Xin, Chief Financial Officer of China Housing & Land Development, said, "We have regretfully accepted Mr. Meng's departure from our board of directors. He has served with distinction, and we greatly appreciate his valuable counsel and oversight during his all-too-short tenure. We wish Mr. Meng great success and happiness in the years ahead."

China Housing & Land Development has started an active search to fill the vacant board position. About China Housing & Land Development, Inc.

Based in Xi'an, the capital city of China's Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China, since 1992.

China Housing & Land Development is the first and only Chinese real estate development company traded on NASDAQ.

By leveraging its strong relationships with China's local state authorities, China Housing & Land Development has been able to capitalize on the supply of available land and develop residential and commercial properties, further increase China Housing's brand recognition, and outperform its competitors in medium size residential and commercial real estate developments in greater Xi'an. Safe Harbor This news release may contain forward-looking information about China Housing & Land Development, Inc., which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development's future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing & Land Development, Inc.'s public filings with the U.S. Securities and Exchange Commission. All information provided in this news release and in any attachments is as of the date of the release, and the Company does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

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China Housing & Land Development news releases, project information, photographs, and more are available on the internet at www.chldinc.com.

Contacts for investors and media

Jing Lu, Vice President & Board Secretary
+86  29.8258.2632 in Xi'an o jinglu@chldinc.com

William Xin, Chief Financial Officer
+86  150.9175.2090 in Xi'an
+1  917.371.9827 in San Francisco o william.xin@chldinc.com

Tom Myers, Christensen Investor Relations
+86  139.1141.3520 in Beijing o tmyers@christensenir.com

Kathy Li, Christensen Investor Relations
+1  212.618.1978 in New York o kli@christensenir.com